UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2007

Domino’s Pizza, Inc.

Domino’s, Inc.

(Exact name of Registrant as specified in charter)

Delaware Delaware	001-32242 333-74797	38-2511577 38-3025165
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Numbers)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of Principal Executive Offices)

(734) 930-3030

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a definitive material agreement

Repurchase Agreement

On February 6, 2007, prior to commencing its “modified Dutch auction” tender offer to purchase up to 13,850,000 shares of its common stock (the “Equity Tender Offer”), Domino’s Pizza, Inc. (“Domino’s Pizza”) entered into a repurchase agreement (the “Repurchase Agreement”) with investment funds associated with Bain Capital, LLC (the “Bain Capital Funds”), which currently own approximately 27% of Domino’s Pizza’s outstanding shares of common stock, pursuant to which the parties agreed that if Domino’s Pizza acquired more than 11,594,529 shares in the Equity Tender Offer, it will purchase from the Bain Capital Funds shares of common stock such that upon the closing of the repurchase, the Bain Capital Funds’ percentage ownership interest in Domino’s Pizza’s total outstanding shares of common stock will equal one-third of Domino’s Pizza’s total outstanding shares. Any purchase under the Repurchase Agreement will be at the same price per share as is determined and paid in the Equity Tender Offer and will occur on the 11th business day following the expiration date of the Equity Tender Offer. Assuming Domino’s Pizza acquires 13,850,000 shares in the Equity Tender Offer, Domino’s Pizza would purchase 1,127,736 shares of common stock from the Bain Capital Funds pursuant to the Repurchase Agreement.

Pursuant to the Repurchase Agreement, the Bain Capital Funds also elected not to tender any shares in the Equity Tender Offer and not to sell or purchase any shares of Domino’s Pizza’s common stock from the date of the expiration of the Equity Tender Offer until the 11th business day following the expiration of the Equity Tender Offer, or until the earlier termination of the Equity Tender Offer other than pursuant to the consummation thereof. In addition, the Bain Capital Funds have agreed under the Repurchase Agreement that at any meeting of Domino’s Pizza’s shareholders held between the expiration of the Equity Tender Offer and the closing of the repurchase under the Repurchase Agreement (or until the earlier termination of the Repurchase Agreement), they will vote any shares that are subject to repurchase under the Repurchase Agreement in the same proportions as the shares of Domino’s Pizza’s common stock held by persons other than the Bain Capital Funds are voted.

This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the actual terms of the Repurchase Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01. Other events.

Bond tender offer

As announced in a press release dated February 7, 2007, which is attached hereto as Exhibit 99.1, and pursuant to an Offer to Purchase and Consent Solicitation Statement dated February 7, 2007, which is attached hereto as Exhibit 99.2, Domino’s, Inc. (“Domino’s”), commenced a tender offer for all outstanding 8 1/4% Senior Subordinated Notes due July 1, 2011 (the “Notes”) issued by Domino’s and is concurrently soliciting the consent of holders of the Notes to amend certain provisions of the indenture governing the Notes dated June 25, 2003, between Domino’s, the Guarantors (as defined therein) and BNY Midwest Trust Company, as trustee. The consent payment deadline, or the time by which holders of Notes must tender in order to be eligible to receive the consent payment, is 5:00 p.m., New York City time, on February 23, 2007, unless extended. The Offer to Purchase expires at 12:01 a.m., New York City time, on March 9, 2007.

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Equity Tender Offer

As announced in a press release dated February 7, 2007, which is attached hereto as Exhibit 99.1, Domino’s Pizza issued a press release announcing the Equity Tender Offer to purchase up to 13,850,000 shares of its outstanding common stock at a price not greater than $30.00 nor less than $27.50 per share net to the seller in cash, without interest. The Equity Tender Offer expires at 5:00 p.m., New York City time, on March 9, 2007, unless extended. The full details of the Equity Tender Offer are set forth in the Offer to Purchase, Letter of Transmittal and related materials, which are attached as exhibits (a)(1)(A) through (a)(1)(G), respectively, to the tender offer statement on Schedule TO filed by Domino’s Pizza with the Securities and Exchange Commission on February 7, 2007.

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Item 9.01. Financial statements and exhibits

Exhibit Number	Description

10.1	Repurchase Agreement, dated February 6, 2007, by and among Domino’s Pizza, Inc. and the Bain Capital Funds

99.1	Press Release dated February 7, 2007

99.2	Offer to Purchase and Consent Solicitation Statement dated February 7, 2007

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINO’S PIZZA, INC.
DOMINO’S, INC.

Name:	/s/ L. David Mounts
Title:	Executive Vice President, Chief Financial Officer

Date: February 7, 2007

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